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Exhibit (a)(i)

CERTIFICATE OF TRUST OF
STONE HARBOR CREDIT RECOVERY INCOME FUND

        This certificate of Trust of Stone Harbor Credit Recovery Income Fund (the "Trust"), dated September 14, 2009, is being duly executed and filed by the undersigned trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.).

1.
The name of the statutory trust formed hereby is: Stone Harbor Credit Recovery Income Fund.

2.
As required by Del. Code Ann. tit. 12, section 3807, one of the Trustees of the Trust has its principal place of business in the State of Delaware. As requested by Del. Code Ann. tit., section 3810, the name and address of the registered agent is: The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, 19801.

3.
The name and address of the initial Trustee of the Trust is: Edmund J. Burke, 1290 Broadway, Suite 1100, Denver, Colorado 80203.

4.
This Certificate of Trust shall be effective upon the date and time of filing.

5.
Notice is hereby given that pursuant to Section 3804 of the Delaware Statutory Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

6.
The Trust will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. Sections 80a-1 et seq.).

7.
The business of the Trust will be managed in accordance with the Trust's Agreement and Declaration of Trust as such document may be amended from time to time.

        IN WITNESS WHEREOF, the undersigned has executed this instrument as of this 14th day of September, 2009.

/s/ EDMUND J. BURKE Edmund J. Burke, as Trustee and not individually

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  Exhibit (a)(i)
CERTIFICATE OF TRUST OF STONE HARBOR CREDIT RECOVERY INCOME FUND